Exhibit 23.10

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of Bed Bath and Beyond, Inc., of our report dated June 15, 2026 except for the use of the incremental borrowing rate in accounting for leases described in Note 9 as to which the date is July 31, 2026, relating to the financial statements of Lumliq2, LLC, appearing in Bed Bath and Beyond, Inc.’s Current Report on Form 8-K filed August 4, 2026.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.

Memphis, TN
August 4, 2026